Exhibit (a)(1)

August 7, 2014

Dear Stockholder:

I am writing to you on behalf of the board of directors (the “Board”) of Bluerock Residential Growth REIT, Inc. (the “Company”) to notify you about an unsolicited tender offer being made for your shares of the Company's Class B common stock by a third party. We believe this is an opportunistic attempt to purchase your shares at a low share price.

MacKenzie Realty Capital, Inc. (“MacKenzie”) has made an unsolicited tender offer to all of our Class B stockholders (the “Offer”) to purchase up to an aggregate of 90,000 shares of the Company’s Class B common stock (up to 30,000 shares of each Class B-1, Class B-2 and Class B-3 common stock (the “Shares”)) at a purchase price equal to $11, $10, and $9 per Share, respectively. This price is significantly below what the Board believes to be the current inherent value, and potential long-term value, of the Shares. You may have already received MacKenzie’s Offer materials and may also have seen information on a “Schedule TO” filed by MacKenzie with the Securities and Exchange Commission (the “SEC”) on July 25, 2014.

MacKenzie’s Offer does not relate to the Company’s freely trading Class A common stock (NYSE MKT: BRG), but instead pertains only to the Company’s non-traded Class B Shares. Even if the Offer was fully subscribed, MacKenzie’s ownership stake in the Company would amount to less than two percent (2%) of the Company’s equity base.

I am writing to you at this time on behalf of the Board because the Company is required by the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, to inform you of its position, if any, with respect to the Offer. In order to inform itself regarding these duties to you under applicable law, the Board: (1) reviewed the terms and conditions of the Offer; (2) consulted with members of the Company’s management, BRG Manager, LLC, the Company’s manager, and such other advisors as deemed appropriate by the Board; (3) considered additional information relating to the Company’s historical financial performance, portfolio of assets and future business, dividend and growth opportunities and information available from the Company’s financial advisor; (4) evaluated a number of factors that it deemed relevant in light of its knowledge of the Company’s business, financial condition, portfolio of assets and future business, dividend and growth prospects; (5) compared the performance, trading prices and other quantitative points of analysis for the Company’s Class A common stock on the NYSE MKT, with similar factors for several of its REIT competitors; (6) considered public valuation and price target estimates regarding the Company’s Class A common stock published by the Company’s investment banker; (7) considered the scheduled dates of conversion into Class A common stock of each of the tendered-for Class B-1, Class B-2 and Class B-3 common stock; and (8) took into account the fact that MacKenzie is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares.

The following are the material factors considered by the Board in evaluating the Offer:

(i)	MacKenzie states that the Offer is being made “for investment purposes and with the intention of making a profit from the ownership of the Shares.” MacKenzie openly admits in making this Offer that it was “motivated to establish the lowest price which might be acceptable” to the Company’s stockholders. To that end, MacKenzie states that it arrived at the Offer price by “applying a liquidity discount to [the] Class A trading price.” MacKenzie fixes an estimated liquidation value for the Company’s Class A common stock at $14.00 per Share, meaning that its Offer prices of $11, $10, and $9 per Share for the Class B-1, Class B-2 and Class B-3 common stock, respectively, represents a discount to its own estimated value of Class A common stock of approximately 21% per Class B-1 Share, 29% per Class B-2 Share, and 36% per Class B-3 Share.

(ii)	The Offer price is also less than the $14.50 per share offering price in the Company’s initial public offering of its Class A common stock. It is also substantially less than the published analyst price target for the Company’s Class A common stock.

(iii)	MacKenzie acknowledges that MacKenzie has not made an independent appraisal of the Shares or the Company’s properties, and that MacKenzie is not qualified to appraise real estate. MacKenzie acknowledges that the Offer price was established based on MacKenzie’s objectives and not based on what is in the best financial interest of you and the other Company stockholders.

(iv)	There is no guarantee that the Offer can or will be completed as soon as MacKenzie contemplates in its Offer materials. The Offer does not initially expire until September 5, 2014 and this date may be extended by MacKenzie, subject to compliance with applicable securities laws, in its sole discretion. Further, MacKenzie has engaged an affiliated depositary for the Offer, MacKenzie Capital Management, LP. As a result, there is no independent third party holding funds for MacKenzie for payment of the Offer price that can independently verify that such funds are available for payment, and MacKenzie may have access to the Shares tendered by stockholders before all conditions to the Offer have been satisfied and tendering holders have been paid.

(v)	MacKenzie expressly reserves the right to amend the terms of the Offer at any time before it expires, including by decreasing the Offer price per Share or by changing the number of Shares being sought or the type of consideration.

(vi)	The Board believes that the Offer represents an opportunistic attempt by MacKenzie to purchase the Shares at a low share price and make a profit and, as a result, deprive any Company stockholders who tender their Shares of the potential opportunity to realize the long-term value of their investment in the Company and ultimately convert their Shares to Class A common stock listed on the NYSE MKT. However, the Board notes that because the Shares of Class B-1, Class B-2 and Class B-3 common stock will not be listed on the NYSE MKT until their automatic conversion to shares of Class A common stock on March 23, 2015, September 19, 2015 and March 17, 2016, respectively, there is no currently available public trading market for the Shares, and there can be no certainty regarding the long-term value of the Class B Shares because their value is dependent on a number of future risks and factors including: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts; changes in interest rates; competition in the real estate industry; trends in multifamily real estate; the supply and demand for operating properties in the Company’s proposed market areas; the availability of properties to acquire or develop; and the availability of capital and debt financing.

(vii)	The Board recognizes and acknowledges that each stockholder owning the Class B common stock may have individual liquidity needs, and his or her need for liquidity from their investment in the Company’s Class B common stock may be different than the scheduled timeframes for conversion of those Shares into Class A common stock.

In summary, we believe the Offer represents an attempt by MacKenzie to catch current Class B stockholders of the Company off-guard so as to acquire their Class B Shares at a low price in order to make a profit on them in the future. MacKenzie indeed warns stockholders who tender their Shares that in doing so they “will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends by the [Company] from property operations or dispositions.” Stockholders who tender their Shares pursuant to the Offer would thus give up their rights to any distributions after the expiration of the Offer, as well as their rights to convert their Shares to tradable Class A common stock at the respective conversion dates discussed above.

In light of these and other factors considered, the Board will not recommend that stockholders agree to the Offer, but yet, due to the current absence of liquidity for the Class B Shares and the risks inherent in unknown future events, the Board is stopping short of recommending that stockholders reject the Offer. Rather, principally recognizing the liquidity constraints some stockholders may be facing, the Board has decided to take no formal position as to the Offer. As such, the Board makes no recommendation, expresses no opinion and remains neutral regarding whether the Company’s stockholders should accept or reject the Offer.  Each stockholder must independently evaluate whether to tender its Shares to MacKenzie pursuant to the Offer.

The Board understands that you must make your own independent decision whether to tender or refrain from tendering your Shares. We strongly urge you to carefully consider all aspects of the Offer in light of your own circumstances, including (i) your investment objectives, (ii) your financial circumstances, particularly but not limited to any need you may have for immediate or short-term liquidity from your Class B Shares, recognizing there are risks that future events could undermine the Company’s Class A common stock performance prior to the date your Class B Shares can convert and become freely tradable as Class A common stock of the Company, (iii) other financial opportunities available to you, (iv) your own tax position and tax consequences, and (v) other factors you determine are relevant to your decision.

Enclosed is a copy of a Solicitation/Recommendation Statement on Schedule 14D-9, which we filed with the SEC on August 7, 2014 (the “Schedule 14D-9”) in response to the Offer. The Schedule 14D-9 provides additional information for you. Please take the time to read it before making your decision. You should also carefully review all of the Offer documents sent to you by MacKenzie, as well as the Company’s publicly available annual, quarterly and other reports, and consult with your own financial, tax and other advisors in evaluating the Offer before deciding whether to tender your Shares. PLEASE CONSULT WITH YOUR TAX ADVISOR ABOUT THE IMPACT OF A SALE ON YOUR OWN PARTICULAR SITUATION.

To accept the Offer, follow the instructions in the Offer materials. To reject the Offer, simply ignore it; you do not need to respond to anything. If you have already agreed to tender your Shares pursuant to the Offer, you may withdraw your acceptance of the Offer by notifying MacKenzie at any time prior to the termination of the Offer.

Should you have any questions or need further information about your options, please feel free to contact Bluerock Residential Growth REIT, Inc., 712 Fifth Avenue, 9th Floor, New York, New York 10019, Attention: Investor Services (telephone number: (877) 826-2583).

Sincerely,
/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer and President

 Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should,” “will,” “predicted,” “likely” or other words or phrases of similar import. Similarly, statements that describe or contain information related to matters such as the Company’s intent, belief or expectation with respect to its financial performance, investment strategy and portfolio, cash flows, growth prospects, and the current and future value of the Class A and Class B common stock are forward-looking statements. These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause the Company’s actual results and the value of the Company’s Class A and Class B common stock to differ materially from those currently anticipated in these forward-looking statements. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. In light of these risks and uncertainties, the forward-looking events might or might not occur, which may affect the accuracy of forward-looking statements and cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, the risk factors provided in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and those discussed under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Prospectus on Form 424(b)(4) filed with the SEC on March 28, 2014. Stockholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements contained herein